ARTICLES OF INCORPORATION

                                       OF

                            RED HILLS MINING COMPANY.
                            ------------------------

      For the purpose of forming a corporation under and by virtue of the laws of the State of Utah, the undersigned, whose names and places of residence appear herein, hereby certify and agree as follows:

                                    ARTICLE I

      The name of this corporation shall be RED HILLS MINING COMPANY, and it is formed and organized at Salt Lake City, Utah, which shall be its principal place of business, but branch offices and business and transfer offices may be established and maintained elsewhere in or outside the state of Utah, by resolution of the Board of Directors.

                                   ARTICLE II

      The period of its existence shall be one hundred years unless sooner dissolved or disincorporated according to law.

                                   ARTICLE III

      In furtherance of and in no way in limitation of the powers now or hereafter conferred upon corporations by the laws of the state of Utah, or any other state or country, in which this corporation may do business, the pursuit and business of this corporation and its powers shall be

      (a) To conduct the business of mining in all its branches, including the working and development of lands containing ores and minerals of any and every kind; and milling, concentrating, refining or in any manner treating and reducing any ores or other mineral substances extracted from any property operated by the corporation or otherwise.

      (b) To locate, purchase, lease end otherwise acquire, and to sell, mortgage or otherwise dispose of any mining claims or lands containing minerals or other lands necessary to carry out the objects of the incorporation, including


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the acquisition of agricultural or grazing lands, including oil lands, royalties and equities; and equipment for prospecting, drilling, producing, refining and distributing all products of every nature.

      (c) To purchase, own, operate, sell and otherwise dispose of water rights, pipe lines, water ditches, canals, trucks and truck lines and franchises, airplanes and other flying equipment and landing fields for same.

      (d) To acquire, own, operate, or control any electric light plants, water power plants, tramways or other means of transportation (excepting the business of railroading,) mercantile establishments and boarding houses, which may be deemed necessary to conduct the business of the corporation.

      (e) To acquire, own, held and dispose of any and all kinds of property, real, personal or mixed, necessary or incident to the conduct of the corporate business, including its own stocks and bonds and the stocks and bonds of other corporations, and while the owner thereof to exercise all the rights of ownership, and to sell, mortgage, hypothecate and otherwise dispose of the same and vote the shares of other corporations.

      (f) To borrow money and for the purpose to execute and issue debenture bonds, promissory notes and other evidence of indebtedness.

      (g) To make and perform contracts, and generally without limitation or restriction to exercise any and all powers now or which my hereafter be conferred upon corporations by the laws of Utah, or any other place where this corporation may own or control property as fully to all intents and purposes as natural persons.

                                   ARTICLE IV.

      The capital stock of this corporation shall be $20,000.00 divided into 2,000,000 shares of $.01 per share.

                                   ARTICLE V.

      The names and places of residence of the incorporators, with the number of shares of stock subscribed by each are as follows:

Name                           Residence                        No. of Shares
----                           ---------                        -------------
Paul C. Lyon              Salt Lake City, Utah                   175,000
Paul C. Lyon, Trustee     Salt Lake City, Utah                   195,000


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Name                           Residence                        No. of Shares
----                           ---------                        -------------
Ruth P. Lyon                Salt Lake City, Utah                   40,000
T. E. Wessel                Gold Hill, Utah                       175,000
Myrtle L. Wessel            Gold Hill, Utah                        40,000
George H. Taylor            McGill, Nevada                         12,500
D. W. Adamson               Salt Lake City, Utah                   12,500
S. B. Robbins               Salt Lake City, Utah                    7,000
W. H. Stookey               Salt Lake City, Utah                   25,000
A. H. Christensen           Provo, Utah                            37,500
J. W. Gebhart               Salt Lake City, Utah                   10,000

      The said treasury stock is for the use and benefit of the corporation; said stock and any other stock which may hereafter be acquired by the corporation shall be under the control of the Board of Directors, with power to sell or otherwise dispose of the same and to order it issued in such amounts as may be desirable and to receive payment therefor in cash, mining claims or other property at its fair cash value, or for work or labor performed.

                                   ARTICLE VI.

      The total subscription for the 2,000,000 shares of stock as herein provided is paid by the transfer to the corporation and acceptance by it of the following described property and claims as follows, all situated in the Eagle Mining District, White Pine County, Nevada:

      Contact No. 1, Contact No. 2, Contact No. 3, Contact No. 4, and Contact No. 5, lode mining claims, all recorded in Book 123, pages 415 to 418, of Mining Locations in the office of the County Recorder of White Pine County, at Ely, Nevada; and an assignment of a certain Lease end Option to
      T. E. Wessel, covering 9 unpatented lode claims owned by Wm. Sellas.

      The above mentioned property is necessary to the business of this corporation and believed by the incorporators hereof to be of the fair cash market value of $20,000.00 for which amount the corporation accepts same, and by the transfer of which the 2,000,000 shares of stock herein subscribed are believed to be fully paid.

                                  ARTICLE VII.

      The officers of the corporation and their qualifications shall be:

      (1) A Board of not less than three nor more than nine directors. The corporation shall begin business with a board of SEVEN directors, but the Board of directors by resolution or by-laws may at any time


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            increase such number to nine or decrease such number to three without amending these articles.

      (2)   A President

      (3)   A Vice President

      (4)   A Secretary

      (5)   A Treasurer, and

      (6) Such other subordinate officers or agents, including assistant to secretary or treasurer, as may be appointed by the Board of Directors or provided by the by-laws.

      Any two of the above offices except president and vice president, may be held by the same person. Directors must be stockholders as shown by the books of the corporation, and the president and vice-president must be directors. Whenever any director ceases to be a stockholder of record, he shall cease to be a director. Vacancies in the Board, caused by death, resignation or disqualification, shall be filled by the remaining directors, who shall constitute a quorum for that purpose. The secretary and treasurer need not be directors or stockholders.

      The affairs and business of the corporation shall be controlled and managed by the Board of Directors, which shall have power to mortgage or hypothecate or lease any of the property of the corporation without the consent, ratification or other action of stockholders, but it shall be necessary before a sale of the property can be made, to have the consent of a majority of the outstanding stock.

                                 ARTICLE VIII.

      A majority of the members of the Board of Directors shall be necessary to constitute a quorum at all meetings. The vote of a majority of a quorum shall be the vote of the corporation. Whenever a majority of the Board shall meet and act unanimously, such action shall be a legal act of the corporation. The Board of Directors shall have power to adopt by-laws not inconsistent with these articles or general law, and to amend or repeal the same at pleasure.

                                  ARTICLE IX.

      The regular annual meeting of stockholders of this corporation for the election of officers and the transaction of the general business of the corporation


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shall be held on the fourth Saturday in February, l939, at the general office of the Company in Salt Lake City, Utah, at the hour of one o'clock P. M. No notice of the annual meeting need be given, but notice of special meetings must be given and such notice shall be sufficient if mailed to each stockholder at his last known address as shown by the books and records of the corporation not less than five days before the time fixed for such special meeting. The manner of voting at stockholders' meetings shall be by ballot or viva voce as those present shall determine, each stockholder being entitled to one vote, in person or by proxy, for each share of stock held by him. A majority of the issued stock shall be necessary to constitute a quorum at all annual and special meetings, but the holders of any lesser number of shares may adjourn from time to time or to a day certain.

      The corporation may require a bond from the secretary, treasurer or any other officer of the company, conditioned for the faithful performance of the duties of such office.

      Officers and directors may be removed and their successors elected in the manner provided by the laws of Utah, or in the absence of statute, by the vote of a majority of the outstanding stock of the corporation, at a meeting called for that purpose.

      All meetings of stockholders and all regular meetings of directors shall be held at the general office of the corporation in Salt Lake City, Utah. Special meetings of the directors may be held anywhere in or outside of the State of Utah, after at least five days notice thereof, which may be given in any manner, or the waiver of such notice by such directors as are not notified.

                                   ARTICLE X.

      The directors and officers who shall hold office until the first meeting of stockholders herein provided for, unless vacancies shall sooner occur, and until the election and qualification of their respective successors are as follows:

            Paul C. Lyon                        Director and President.
            T. K. Wessel                        Director and Vice President


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             J. W. Gebhart                      Director
             S. B. Robbins                      Director
             A. H. Christensen                  Director
             Walter M. Stookey                  Director
             D. W. Adamson                      Director

                                   ARTICLE XI.

      So far as not otherwise expressly provided by the laws of Utah, or any other state where this corporation may do business, the corporation shall be entitled to treat the person in whose name any share is registered (as trustee, agent, pledgee, legal representative or otherwise) as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claims to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof.

                                  ARTICLE XII.

      The private property of the stockholders shall not be liable for the debts of the corporation.

                                  ARTICLE XIII.

      The capital stock of this corporation shall be assessable.

                                  ARTICLE XIV.

      These Articles may be amended in any particular and at any time, in the manner and form prescribed by statute, or in the absence of statute, by a majority vote of the outstanding stock at any annual meeting or at a special meeting called for that purpose.

            IN WITNESS WHEREOF, the said parties have hereunto set their hands
this                   day of                    , 1938.
     -----------------       --------------------

/s/  Paul C. Lyon                     /s/  D. W. Adamson
/s/  Ruth P. Lyon                     /s/  A. H. Christensen
/s/  T. K. Wessel                     /s/  J. W. Gebhart
/s/  Myrtle L. Wessel                 /s/  S. B. Robbins
/s/  Geo. H. Taylor                   /s/  Walter M. Stookey


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STATE OF UTAH       )
                    ) ss.
COUNTY OF SALT LAKE )

            I, William J. Korth, County Clerk in and for the County of Salt Lake, State of Utah, do hereby certify that the ARTICLES OF INCORPORATION OF

                            RED HILLS MINING COMPANY
                            Number 13677

has duly filed in my office the Agreement of Incorporation, duly acknowledged, together with the Oath of the Incorporators and Oath of Office of each Officer, as required by Revised Laws of Utah, 1933.

                        IN WITNESS WHEREOF, I have hereunto set my hand and
                        affixed my official seal, this     3rd          day of
                                                       -----------------
                        March                                    A. D. 1938
                        ----------------------------------------         --
                                          William J. Korth          County Clerk
                        --------------------------------------------
                        By /s/ Geneva Caldwell              Deputy Clerk.
                           --------------------------------